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                                                                    EXHIBIT 99.1
                         NCO PORTFOLIO MANAGEMENT, INC.

                            Moderator: John McNamara
                                 August 6, 2003
                                  10:00 am EST

Operator:       Good morning, my name is Andrea. And, I will be your conference facilitator today.

                At this time, I would like to welcome everyone to the NCO Portfolio Management Conference Call. All lines have been placed on mute to prevent any background noise.

                After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone key pad.

                If you would like to withdraw your question, press the pound key. Thank you, Mr. McNamara, you may begin your conference.

Mr. McNamara:   Thank you, good morning everyone and thank you, again,
                for joining us to discuss NCO Portfolio Management's Second
                Quarter 2003 results.

                By now, you should have all received a copy of the press release. If anyone still needs one, please call my office at area code (212) 445-8435. And, we'll fax you one over immediately following the conference call and add you to the Company's distribution list.

                There will be replay for the call, which will begin one hour after the call and run for one week. The replay can be accessed by dialing 1-800-642-1687 or 706-645-9291, and using the pass code 1922814.

                On the line with us today is Michael Barrist, Chairman and Chief Executive Officer of NCO Group and NCO Portfolio Management, Inc. We also have Rick Palmer, Chief Financial Officer of NCO Portfolio Management, Inc.

                Management will make a few opening remarks, and then we will open up the line for questions. And, before I begin, we'd like to read a forward-looking statement.



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                Certain statements in this press release, including, without limitation, statements as to NCO Portfolio's or management's outlook as to financial results in 2003 and beyond; statements as to the effects of the economy on NCO Portfolio's business; statements as to NCO Portfolio's or management's beliefs, expectations or opinions; and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time, and may be affected by various factors that may cause actual results to differ materially from the expected or planned results.

                In addition to these factors, certain other factors including those discussed in today's release and other risks detailed from time to time in NCO Portfolio's filings with the Securities and Exchange Commission including the annual report on Form 10K filed on March 13, 2003 can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

                Michael, would you like to begin?

Michael Barrist:Thank you and thank you everyone for joining the NCO Portfolio
                Management Second Quarter Investor Conference Call. Today's call will be broken into several sections. First, I'll provide an operational recap of the quarter. I'll then review our current operating environment including strategy and guidance.
                Rick Palmer, our Chief Financial Officer, will provide a detailed financial recap of the quarter. And, then as always, we'll open it up for questions.

                During the second quarter, NCO Portfolio met its operational and financial objectives. Revenue and net income for the quarter were in line with expectations at $18.1 million for revenue and $1 million for net income. EPS was 8 cents a share, within the previously announced guidance.

                During the quarter, the availability of portfolios in the market place continued to be stable. The Company purchased approximately $679.8 million of accounts for an aggregate price of approximately $13.5 million or about 1.99 cents on the dollar. This is inclusive of our investment in the Marlin joint venture, where we invested in purchases of $23.3 million of accounts for an aggregate price of $176,000 or .76 cents on the dollar.

                While our ability to purchase at our range has improved over the last several quarters, we continue to be cautious about the sustainability of this trend, since there continues to be a significant influx of capital being deployed in the market and

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                some deals continue to price outside of our targeted level of profitability. As we have stated in earlier calls, it is our belief that the poor overall investment returns in the market have led new investors to make capital available to debt buyers at a lower net return than a risk inherent in the business should warrant.

                Additionally, as I stated during the last conference call, NCO Portfolio experienced higher than expected collection and legal fees, as a result of strong collections, and the mix of older to newer portfolios being serviced, as well as, increased interest expense associated with higher participation with several newer portfolios. This lender participation is being driven by better than expected performance on financed portfolios. However, it shows up as increased interest expense during the quarter. During the quarter, we recognized approximately 51% of collections as revenue and allocated the remaining 49% to amortization.

                Our percentage of revenue to collections continues to be below historical levels, as the older portfolios transition to a greater percentage of amortization. This trend is to be expected, and will reverse if we are able to operate in a more favorable purchase environment for an extended period of time, so that the ratio of newer portfolios to older portfolios improves.

                During the quarter, NCO Portfolio continued to incur impairment charges on several of our older portfolios. This trend primarily affects portfolios that were purchased prior to the downturn in the economy.

                As we have discussed in prior calls, portfolios that become impaired go into a cost recovery mode, whereby all collections we receive are applied to remaining carrying value on our books.

                Over the past year, we have discussed a series of initiatives that were put in place to improve our collections and streamline NCPM's cost structure, including transition of certain administrative functions to NCO financial systems; a balance transfer program with a major credit card issuer; and improved management reporting functions. These changes continue to yield improved collection performance across our portfolios. During the quarter, we continue to purchase certain pools of accounts in conjunction with other buyers. This policy helps us to take advantage of larger opportunities while managing the amount of risk associated with any given pool. Another advantage of these transactions is our ability to benchmark our performance against our peers on comparable receivables. I am pleased to report that, to date, our performance on these pools is in line with our competitors, giving us assurance that the assumptions on collection results that drive our underwriting models are reasonable.


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                The Marlin joint venture, which is our vehicle for exploiting the utility and health care space, continues to produce positive results. During the quarter, total purchases in this venture were $46.6 million of accounts for an aggregate purchase price of $353,000 or .76 cents on the dollar.

                In addition, we've embarked on several initiatives to drive revenue growth. We continue to focus on large or more predictable pools of accounts in conjunction with the current small purchase market, where we have typically sourced the majority of our buys. These portfolios, much like the legacy Creditrust and Great Lakes portfolios, have large blocks of performing assets that can be bought at substantial discounts.

                During the quarter, we continue to explore the feasibility of purchasing commercial accounts via NCO's dominant position in the business market. This initiative is still being reviewed. And, we are still planning to test this during the third quarter of this year.

                In December of last year, we purchased an 80% interest in a portfolio from a major financial institution in the United Kingdom, our first non-domestic portfolio. The portfolio is composed of charge off consumer loans to residents of the United Kingdom.

                Our 20% partner in this transaction is NCO Financial Systems, UK Limited. NCO (UK) is a wholly owned subsidiary of NCO Group, whose principal business is contingent fee based collections in the United Kingdom. NCO (UK) has been servicing the portfolio since it was originally outsourced by the seller, which gave us an underwriting advantage and limited our risk in the portfolio. The success of this initial purchase, in conjunction with NCO Group's strong market presence in the UK and Canada, makes the exploitation of foreign markets a continuing, ongoing initiative for the Company.

                We have received a lot of calls from investors questioning our tenure and collections per employee on our purchased portfolios. During the quarter, NCO Group's average tenure of employees servicing NCO Portfolio portfolios was 1.5 years and the average collections for these collectors on a monthly basis was $23,098.

                As we move into the latter two quarters of the year, we will continue to maintain the discipline required to create long-term shareholder value. As always, we will focus on growth within the confines of strict adherence to our underwriting model.

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                With that said, we are reiterating our previous guidance for the next two quarters of the year to be between 5 and 10 cents per quarter. I'll now turn the call over to Rick Palmer for the financial recap.

Rick Palmer:    Thank you, Michael.

                Collections for the quarter were $35.6 million. Collections after amortization of principal yielded revenues of $18.1 million for revenue recognition percentage or RRP of 51% of collections.

                Collections and the revenue recognition percentage were in line with our expectations. Collections last quarter were $36.7 million, which generated $18 million for a revenue recognition percentage of 49%. Remember last quarter, that the revenue recognition percentage was diluted by resale proceeds of $1.5 million. The RRP adjusted for the resales was also 51% of collections at $35.2 million.

                Collections this quarter were $400,000 ahead of last quarter's - excluding last quarter's resale proceeds, even though last quarter was seasonally the strongest quarter of the year.

                Collections for the second quarter of last year were $26.3 million, which produced $14.1 million in revenue for a 54% RRP. As you would expect, as collections on older files start to decline, collections on newer purchases rise to fill in the gaps.

                Collections and revenues on recent quarters' purchases made in anticipation of the current economic outlook and performing at or above target, generally exceeded our expectations for the second quarter, offsetting some of the underperformance that we continue to experience on files purchased in earlier years. However, the negative impact of the economy on collections, on some of the older files, limited our growth in collections in this quarter compared to last quarter, as adjusted for resale prices.

                Compared to a year ago, purchases in 2002 and the first six months of 2003 contributed significantly to the increase in collections this quarter over a quarter a year ago.

                The revenue recognition percentage was essentially flat this quarter and last quarter at 51% and down compared to last year due principally to the effect lower collections have on the IRR's on older, under performing portfolios. However, the RRP was stable at 51% for the last three quarters. Under performance of some of the older purchases resulted in several quarters decline in the RRP through September 2002. The more recent purchases are starting to overtake those portfolios. The result is a stabilizing RRP that, we believe, will improve over time.



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                As we move on to operating expenses and collection ratios, please note that our press release table now excludes collections on our off balance sheet securitization Creditrust 98-2. Prior periods have been reclassified for comparative purposes.

                Operating expenses were $14.1 million compared to $13.7 million last quarter and $9.9 million in the second quarter of last year. Included in operating expenses are servicing fees of $12 million this quarter compared to $11.9 million last quarter and $8.1 million in the second quarter of last year. It is important when analyzing our results to remember that servicing fees are paid as a commission on collections and not on revenue. Accordingly, strong collections result in higher commission. Interestingly, the effect on commissions is actually higher than the effect on revenue. Strong collections increase our revenue over time, but the higher servicing fees remain in the current quarter. Of course, in the long run, the stronger the collections, the stronger the profits and the profitability. Servicing fees as a percentage of the collections were a blended 34% this quarter, in line with our expectations.

                Last quarter, servicing fees as a percent of collections, were lowered somewhat by the inclusion of the $1.5 million in collections from a resale of accounts, but no corresponding servicing fee. Last quarter, servicing fees as a percentage of collections without the resales proceeds were a blended 34% as well. Servicing fees were 31% of collections in the second quarter of last year on a comparable basis.

                The increase in servicing fee expenses over last year's is principally due to increases in collections, and to a lesser extent, increases in the overall rates we pay in servicing fees. Servicing rates have generally risen as files become somewhat more seasoned or we purchase more seasoned portfolios. And, where a legal contingency and third party outsourcing by NCO Group is passed through at higher servicing rates demanded in the market. All of the servicing fees this quarter, last quarter, and in the second quarter of last year were paid to NCO Group.

                Continuing on to impairments on purchased receivables, collection shortfalls in this quarter on certain portfolios acquired up to three years ago in a more favorable economic climate resulted in further reductions in future collection estimates significant enough to create impairments, as the expected future collections were less than the carrying values on these portfolios.

                The impairment recorded for the second quarter was $612,000 or .4% of the carrying value of all portfolios, compared to $310,000 or .2% for last quarter. The carrying value of all impaired portfolios at June 30, 2003 aggregated $9.7 million or 6.8% of total carrying value up from $6.7 million and 4.6% as of

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                March 31, 2003. Nonetheless, collections on impaired files during the quarter totaled $1.7 million of which $1.6 million was accounted for as amortization and carrying value and $100,000 as revenue from fully cost recovered portfolios. The impairment charge in the second quarter of 2002 was $401,000 or .3% of the carrying value of all portfolios at June 30, 2002. The carrying value of the impaired portfolios aggregated $8.3 million or 6.5% of the carrying value of all receivables at June 30, 2002.

                One comment on future impairments - any anticipated impairments have been taken into the current period. However, estimates in some files will be higher and some lower. Under generally accepted accounting principles, any material additional downward trend on a previously impaired file will result in additional impairments in the future. Conversely, once a portfolio is impaired, even if future expectations rise, the portfolio will be kept in impaired status and no revenue will be recognized until the cost of the portfolio is fully recovered. However, we do not expect that this year's impairments would exceed 2002 levels absent further deterioration of the economy.

                Payroll and related SG&A expenses were all in line with our expectations for the quarter. As we have previously stated, these expenses are very small compared to servicing as a component of our expense structure. This gives us an advantage of keeping our expense structure variable and scaleable.

                Operating expenses other than servicing fees increased slightly to $2 million this quarter from $1.8 million last quarter and the second quarter of last year. These operating expenses increased over last quarter due principally through impairment expense mentioned earlier.

                Included in SG&A this quarter was $140,000 in court costs and filing fees. Separately, included in revenue was $34,000 in court costs and filing fee reimbursements or `cost returns.'

                Last quarter, also in SG&A and revenue were court costs and filing fees of $457,000 and reimbursement of $198,000, respectively. As mentioned last quarter, NCO and NCPM have renegotiated low court costs and related filing fees for referrals to collection attorneys are billed to NCPM. Since NCO is responsible for the operational decision on referrals, the companies have agreed that effective with the second quarter of 2003, NCO will pay most court costs and filing fees, and NCO will be reimbursed from most debtor payments after any principal and interest are paid by the debtor. Consequently, NCPM experienced a reduction in court costs and filing fees and cost returns for reimbursements this quarter. These expenses and the related revenue can be expected to continue at second


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                quarter levels. These costs were not particularly significant in the second quarter of 2002.

                Operating income for the quarter was $4 million. Last quarter, operating income was $4.5 million. For the second quarter of last year, operating income was $4.2 million. We have experienced compression in our operating income compared to last quarter and the second quarter of last year. Lower collections on existing files and the effect this has on yields, targeted lower yields generally on current year purchases, impairments, and somewhat higher servicing rates have resulted in a lower margin.

                Other income and expenses relate principally to interest expense. Interest expense is incurred on funds borrowed to finance purchases of portfolios, both through the NCO Group credit facility, as well as the Cargill facility for larger purchases.

                Interest is also incurred on funds borrowed to finance the acquisition of Creditrust, and to finance the secured debt assumed in the merger. Interest expense was $2.8 million this quarter compared to $2.7 million last quarter and $1.8 million last year.

                Interest expense was in line with our expectations. Interest expense increased over last quarter principally due to interest accruing for a full quarter on two Cargill borrowings last quarter totaling $6.1 million.

                We also made an additional purchase with Cargill Financing at the end of June with a loan of $3.8 million that will not have much of an effect on interest expense until next quarter.

                Interest expense was higher over the second quarter of last year principally due to increased borrowing from Cargill, offset by repayments on other outstanding debt.

                Recapping our strong debt service capabilities, the intercompany revolver was reduced from $42.3 million at June 30, 2002 to $26.3 million at June 30, 2003. The merger related secured debt was reduced from $38 million at June 30, 2002 to $34.3 million at June 30, 2003.

                Cargill has been repaid $18.7 million on original borrowings of $34.4 million since August 2002. The Company has reduced this outstanding debt from operating cash flows and cash flow from principal and amortization on receivables, all the while, making significant purchases from cash flow over the past 12 months.


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                Additionally, we continue to benefit from a very low cost of the funds on two floating rate notes, one of which is the intercompany note payable. Other income recorded for the quarter was $496,000. This compares to $494,000 last quarter and $303,000 in the second quarter of last year.

                The joint venture with Marlin continues to perform very well - $479,000 of this quarter's other income relates to earnings on the company's 50% interest in the joint venture. This compares to $473,000 last quarter.

                In the second quarter of last year, the joint venture produced $220,000 in other income. The balance of other income is interest earned on invested cash balances. There were no additional impairment expenses this quarter in our joint venture.

                Our share of the carrying value of the joint ventures impaired files at June 30, 2003, was $53,000 of 1.2% of purchased receivables.

                Income taxes were provided at the combined, federal, and state rate of 37.5% on income before minority interest. All of our tax provision is deferred principally because of using the cost recovery method of income recognition on purchased receivables for income tax reporting and utilization of net operating loss carried forwards acquired in the merger with Creditrust.

                Minority interest was $66,000 this quarter compared to $70,000 last quarter and none a year ago. As discussed in prior quarters, in December 2002, we purchased an 80% interest in a portfolio of a major financial institution in the United Kingdom. The portfolio is composed of charged off consumer loans to residents in the UK. Our 20% portion in the transaction is NCO Financial Services UK Limited. NCO (UK) is a wholly owned subsidiary of NCOG. NCO (UK) receives 15% of collections as a preferred distribution for its service to the partnership including the ongoing servicing of receivables. Thereafter the collections are split, 80% to NCPM and 20% to NCO (UK).

                We plan to make additional investments in the UK with NCO in the future if we find attractive opportunities. However, minority interest is likely to decline in future quarters absent additional purchases, as the underlying portfolio investment collects out and amortizes towards zero over the next 4.5 years.


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                Net income for the second quarter of 2003 was $1 million or 8 cents per share. This compares with net income last quarter of $1.4 million or 11 cents per share on a diluted basis and $1.7 million or 13 cents per share on a diluted basis in the same quarter of last year.

                In conclusion, I have a few comments on financial condition. The Company's cash balances were $7.7 million, as of June 30, 2003. Cash provided by operating activities was $4 million for the quarter. Net cash provided by investing activities was $5.7 million broken down as follows. Cash was provided by principal amortization on receivables of $17.6 million. Cash was used to purchase receivables of $11.9 million. Cash was used to pay distributions to NCO (UK) on its 20% minority interest of $104,000. And, finally, cash was provided by net distributions from the joint venture of $72,000.

                Cash flow used to make purchases does not include the deferred purchase price to a seller as in the case of our forward flow. Total cash and non-cash purchases were $13.4 million, as Mike just mentioned, somewhat higher than our expectations. Including the purchases through the joint venture, purchases totaled $13.5 million.

                Net cash used by financing activities was $13.3 million during the quarter. Cash was used to repay $3.3 million on secured debt net of additional Cargill borrowing of $3.8 million. Cash used to pay down the subfacility with NCOG was $10 million. The subfacility now stands at $26.3 million outstanding. The maximum commitment is $32.5 million as of June 30, 2003, and reduces by $3.75 million at the end of each quarter in 2003.

                And, as NCO will cover in more detail in it's call later this morning, NCO's bank group has committed to extend NCO's credit facility until March 2006 with no material changes that affect NCPM. Our subfacility will be amended to conform to the 22-month extension.

                Looking forward, the Company's cash flow from operations and principal amortization on receivables, while reduced by the economic slow down, is expected to provide sufficient cash flow to meet all of our obligations and provide sufficient cash flow from purchases of new receivables.

                Thank you, ladies and gentlemen. This concludes my formal presentation.

Michael Barrist: Great, thank you, Rick.  Operator, can we please open it up for questions?

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Operator:       At this time, I would like to remind everyone, in
                order to ask a question, please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from Bill Warmington with Suntrust Robinson.

Lilia Kozicky:  Yes, good morning, it's Lilia Kozicky filling in for Bill Warmington. First question, could you comment a bit on your expected use - future use of resales to augment your purchase program?

Michael Barrist:Sure, we have from time to time used targeted sales in our collection model to specifically either sell off a piece of the portfolio where we deem that our collection process would not be effective or to eliminate something where we've exhausted all efforts. We've used the sales process relative to our balance transfer program to take certain groups of receivables that are not reactive to our collection processes, where we think they're not suit worthy, and we're not likely to get money out of them and offer them an option to move their account to a credit card company.

                What we have not done as of yet is on a wholesale basis taken certain older vintage portfolios and sell these and basically cash out of them. Because, every time we've done that drill, it's made more economic sense to keep those.

                And, even if portfolios that are in an impairment status - I mean in their fourth or fifth year with relatively low carrying values that are in cost recovery, certainly you can run the drill and say, is it worthwhile to sell them? And, you might get some short-term P&L impact or benefit as far as doing that. But, the reality is, we know these portfolios have up to a 10-year life and we amortize them over 5 years.

                So, when you look at the true economic cost of doing that, it makes more long-term sense for the Company to maintain them. So, as of right now, limited sales. And, we do not see material change to that process.

Lilia Kozicky:  Okay. How about other international initiatives that perhaps - could you comment on Canadian initiative?

Michael Barrist:Yes, we have from time to time purchased
                portfolios in Canada in NCO Group. When NCO Portfolio was set up, the transaction created an exclusive symbiotic relationship between NCO Group and NCO Portfolio relative to the domestic U.S. business whereby, NCO Group has to source all their U.S.

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                deals through NCO Portfolio and likewise, NCO Portfolio had to use NCO Group for all the primary servicing. Since that happened, we have, once in the UK and - have we done it yet in Canada? I don't know if we have done a joint buy.

Rick Palmer:    No.

Michael Barrist:We have not.  But, we've looked at several.

Rick Palmer:    No joint purchases in Canada.

Michael Barrist:We have done a joint buy in the UK, and we have looked at several in Canada. And, the current plan is to introduce NCO Portfolio in a joint buy mode with NCO Group in some of those markets.

                But, the reality is a full-blown expansion of NCO Portfolio without a servicing platform in those areas does not make economic sense. It makes more sense to do it the way we're doing it, which is having them partner with a servicing company in each of those areas.

                Now, the market in the UK is a little different than the U.S., at least the market we're pursuing. Pricing is high on the general debt market in the UK. The piece of the market we've pursued in the UK is to take service relationships, where clients have large pools of accounts in servicing and show clients how they can transition those into cash on immediate basis.

                In Canada, the market is a little less mature than the U.S. and there tends to be more traditional buys there. There are opportunities to educate people. So, we've been working with the Canadian NCO Group subsidiaries for that market. Keep in mind, though, that NCO Group has a limit on how much direct portfolio purchase they can do outside of the U.S. and it's basically $5 million of invested capital.

                So, that has driven some of these decisions. They're - I would say, they're capped out. But, they bounce up against that cap from time to time. So, there's good initiative on the NCO Group side amongst the people who manage the UK and Canada to start transitioning some of this buy activity over to the purchased subsidiary.

Lilia Kozicky:  Okay. Why do you have those $5 million limit of -
                for foreign purchases?

Michael Barrist:It is a limitation of our bank group.

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Lilia Kozicky:  Oh, okay.

Michael Barrist:It's not necessarily foreign purchases.  It's purchases outside of the NCPM relationship.

Lilia Kozicky:  Right.

Michael Barrist:It just happens that via a contract with NCPM, we can't purchase in the U.S. anyway. So, it basically caps out the foreign purchases.

Lilia Kozicky:  Sure, okay. And, finally, can you give a little bit more granularity to forward guidance in terms of expected collections and revenue as a percentage of collections for the rest of the year?

Michael Barrist:We have not provided that level of detail in the past. And, I don't think we're prepared today, Rick, to give that level of detail on the call. Okay, we will certainly take into consideration whether we should provide that level of detail. And, if we do, we'll provide it to everybody.

Lilia Kozicky:  Okay, sure.

Michael Barrist:We do not have that level of detail right now in front of us.

Rick Palmer:    I will restate what I said in my speech, that we
                have stabilized at 51% for the past three quarters in terms of the revenue recognition percentage. And, as I mentioned in the speech, we'd like to see that improve up towards historical levels.

Lilia Kozicky:  Great, well thank you very much.

Operator:       Your next question comes from Stacy Lanny with Ryan
                Beck.

Stacy Lanny:    Good morning, gentlemen. My question has to do with
                the purchases in the second quarter. Could you give us a little more flavor as to the types of assets or the composition of that $680 million in face value?

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                Any kind of breakdown by the types of consumer debt underlying that? And, behind the question is the point that the 1.99 cent per dollar, looks very attractive relative to the 2.50 to 3 cents debt we're seeing on average by some of your competitors in their recent purchases. And, so I'm wondering if you've got a little different mix there. And, their purchases seem to be more in the Visa/MasterCard area. Thank you.

Michael Barrist:Sure, the majority of our purchases still continue to be in the credit card arena, primarily Visa/MasterCard brand. It really is a matter of what market you want to play in. Fresh charge offs certainly has merits. And, we do participate in the fresh charge off markets to a certain extent. But, again, that's an area where pricing has crept up over the last six or eight quarters. And there are still some deals that we look at and have done and are willing to do. But, for the majority of cases, we are not price competitive or able to buy fresh charge off, because we would not pay what other people will pay for it.

                So, we continue, like many people in the business, to focus on better ways to source deals. And, one of the ways we continue to source deals is to look to older portfolios, which historically for us - and, I think, for most of our competitors, if you ask them, have been the more profitable deals where you're buying a lot of accounts for under a penny on the dollar.

                Accounts that have been through several collection agencies, accounts that have aged out. So, during the quarter, we bought a mix of portfolios, primarily Visa and MasterCard credit cards.

                We bought some fresh charge off. We bought a lot of older portfolios. And its no big change in our underwriting models. It's still consistent with the way we look at pretty much everything that comes through here.

                And, we price them in our model. We bid based on what we think we can collect in a five year term. We do not use a longer curve. We use a five-year curve. And, we go from there. So, I don't think there's any change in primarily Visa/MasterCard.

Stacy Lanny:    Okay, that's helpful. And, a follow-up question - the -
                obviously, the participation, I assumed that was with the Cargill Financing, took a little bite out of, you know, moving operating income was pretty darn close.

                But, then you know, you had the increase, obviously, and interest expense with that sharing. Do you have any plans, whether this is tied into the NCOG credit facility, do you have any plans to move away from participating debt and, you know, to work more with straight debt going forward?

Michael Barrist:Well, the Cargill deal was put in place so that we could have kind of the best of all worlds. We had a financing relationship with the parent company at a very, very low rate. And, we wanted to have financing in place for larger deals. And Cargill put in place a deal that we typically finance larger portfolios with purchase prices of greater than $4 million.

Stacy Lanny:    Okay.

Michael Barrist:So, right now, we continue to look through the market. But on a net/net basis across all of the businesses, it is not likely we will find a better financing opportunity.

                And, one of the things you have to consider is you have a very large buy in there, the Great Lakes buy from last year that is a Cargill backed deal that, as that thing continues to perform extremely strong and their participation numbers go up, that drives a lot of those interest expense changes.

                So, what I would tell you is like many components of the P&L in this business, unfortunately, a lot of factors drive them. There's a lot of components of this P&L that are indicative of things that have happened or things outside of our control. The Cargill deal is a good deal for us. And, again, the drivers of these big interest rates or some of the big buys - it's a mix. We do a mix of Cargill deals throughout the year. And, they've been good partners. And we've priced elsewhere. We're not going to find anything else out there that's going to be a better deal for us in total between the mix of the two different financing sources.

Stacy Lanny:    Okay, thank you.

Operator:       Your next question comes from David Scharf with JMP Security.

David Scharf:   Hi, good morning, Michael.

Michael Barrist:Good morning.

David Scharf:   You know, in the past, you've mentioned that one of the reasons you're in the portfolio purchase business is that you almost have to be for competitive reasons. It's one of a number of services you provide your contingency client. I'm just curious, you know, roughly what percent of your aggregate purchases over the course of a year would you classify as falling under the category of providing that added service to your clients? Or, how much of it is coming from some of your larger contingency clients?

Michael Barrist:Yes, David, I don't know the specific number. But, you have to keep in mind that when you look at a company like NCO Group and the market they service, if you made a list of the hundred names you might know in the banking industry, we probably have a relationship with 95 of them of some type.

                Maybe a small relationship or it might be a significant relationship. So, my gut is that the majority of deals we do are with someone that we have another NCO touch point with. What I don't know is whether the deal was sourced specifically through the NCO sales endeavor or directly by the NCPM through auctioning. Because a lot of business in this space moves by auction.

David Scharf:   Right.

Michael Barrist:I will tell you anecdotally two things and one is - my gut is that we have a relationship with almost everybody we buy from at some level. And, number two, that I do know for a fact that, less at an auction, more at a direct sales perspective, that we do get a competitive advantage or some extra points for having a broader relationship with these clients because, they know we're not going to embarrass them. We're going to take a holistic view to the relationship. And, that's especially true when you get into the Marlin joint venture, where a lot of the work in there has been with existing NCO customers and people that are real concerned about selling their customer to an outsider. It has been a tremendous benefit for us to have the affiliation of the two companies.

David Scharf:   Has there been any change in the mix of how many
                of your purchases are coming from an auction environment versus more of a negotiated purchase?

Michael Barrist:The trend in this business has been over the last two years that more and more accounts have moved to a competitive bid environment. And, then when they get past the pure economics, they're obviously looking at customer service issues and contractual issues. But, for the mainstream deals in this business, there is no intelligent life form out there that's going to sell a $500 million portfolio and not run an auction process.

David Scharf:   Got you. And, you know, on the amortization front,
                setting aside just a month to month, quarter to quarter, tweaking of liquidation curves on each portfolio. Have your return requirements, you know, your internal IRR bogies moved around at all as you kind of look at the market and what type of returns are acceptable given the risk or are they pretty much consistent with the last year or two?

Michael Barrist:We use a range of return requirements, David. And it's like any other risk reward business. If someone sold us a portfolio and guaranteed the collection curve, our return needs to be a much lower number than if we bought something purely on spec, which we don't do very often. So, it's always been a range of targeted returns, based on the risk components of the portfolio. How much direct experience NCO has with the client and how much comfort we can get in the numbers we can get and the validity of the data we're buying and the contractual terms. The overall parameters we use have not changed. Certainly, over time, as you develop longer relationships with clients and get consistency, your ability to price a little better for them, because you know how specific buys are going to perform. You know, that in conjunction with competition it will drive down a targeted IRR.

                And, for example, if you bought a deal net of all expenses at a 30% targeted IRR that you'd never worked before and you had a year and a half experience in it and had done several buys from the client and you were making good money and performing above curve, certainly the above curve components would improve the price.

                But, if you need to be competitive, you're going to take some of the risk component out of the risk reward equation, if we want to accept the slightly lower targeted IRR. So, the range hasn't changed. But, the maturing of the relationships has driven us down in the range and some of the components of it.

David Scharf:   Okay. And lastly, I know, you haven't given guidance. But, in terms of second half, you know, purchase volumes, what we should expect? I mean, should we look at a little up take from Q2 levels, usual year-end house cleaning by current issuers? It's a pretty big difference between Q1 levels and Q2 and trying to figure out where we should be targeting.

Michael Barrist:The purchase volume issue, you know, we were able to spend at a gross level the amount we wanted to spend a quarter. The only tricky part was that one of the deals was a big - one or two, Rick, were Cargill deals.

Rick Palmer:    This quarter one, last quarter two.

Michael Barrist:But, several of the larger deals.  Because, they had that $4 million trigger. I think, last quarter, actually Cargill sourced the deals for us.

Rick Palmer:    Yes.

Michael Barrist:Depending on the kind of mix, the amount of cash we invest could fall short of the amount of cash that we could actually deploy into those transactions. So, my thoughts are that despite the fact that it's been a difficult market, we are able to deploy the amount of gross cash we need to deploy. It's been a little tricky relative to how Cargill falls in and falls out.

                And, I don't expect it to get worse in the third and fourth quarter. We could have some of the same issues as to, you know, how much money Cargill invests, because of the nature of the deals. And, historically, there is some year-end housekeeping. But, I will tell you my days of making predictions about the debt purchase market place are pretty far behind me at this point. It's an opportunistic business, and I don't have anything other than the information you have that in prior years, the third - towards the fourth quarter got stronger.

                And, then besides that, it's going to depend on the mix of deals. If we buy bigger deals or Cargill based deals because that's where we can buy at our targeted price, it's going to affect the amount of cash as we go forward.

David Scharf:   Got you, thanks a lot.

Michael Barrist:Sure.

Operator:       I would like to remind everyone, if you would like to ask a question, please press star then the number one on your telephone keypad now. At this time, there are no further questions.
Michael Barrist: Great, thank you very much operator. I want to thank everyone again for joining our call today. As always, please feel free to call Rick or myself if you have further questions. And, we'll do our utmost to answer them within the bounds of regulation FD.
                Thank you.

Operator:       Thank you for participating in today's NCO Portfolio Management
                Conference Call. This call will be available for replay beginning at 12:00 pm Eastern Time today through 11:59 pm
                Eastern Time on Wednesday, August 13, 2003. The conference I.D.
                number for the replay is 1922814. Again, the conference I.D.
                number for the replay is 1922814. The number to dial for the replay is 1-800-642-1687 or 706-645-9291. Thank you.

                                      END